 EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of CardConnect Corp. on Form S-8 of our report dated January 26, 2016 with respect to our audits of the financial statements of CardConnect Corp. (formerly known as FinTech Acquisition Corp.) as of October 31, 2015 and 2014 and for the years then ended, and our report dated May 4, 2016 with respect to our audits of the financial statements of FTS Holding Corporation and Subsidiaries as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, appearing in the Registration Statement of FinTech Acquisition Corp. on Form S-4, File No. 333-21139.

/s/ Marcum LLP

Marcum LLP

New York, NY

November 21, 2016